EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AFS SENSUB CORP.

AFS SenSub Corp. (the “Corporation”), a corporation organized and existing under and by virtue of Chapter 78 of the Nevada Revised Statutes (“NRS”), does hereby certify that:

1.     The present name of the Corporation is AFS SenSub Corp.

2.     The date of filing of the original Articles of Incorporation of the Corporation with the Secretary of State of the State of Nevada was October 10, 2000, as amended by a Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State of the State of Nevada on August 15, 2002 (the “Original Articles”).

3.     These Amended and Restated Articles of Incorporation, which amend and restate the Original Articles in their entirety, have been duly adopted pursuant to the provisions of NRS 78.390, and the sole stockholder of the Corporation has given its written consent hereto in accordance with NRS 78.320.

4.     The text of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:

Article I. Name. The name of the Corporation is AFS SenSub Corp.

Article II. RESERVED.

Article III. Purpose. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage exclusively in the following business and financial activities:

(a)     to acquire from AmeriCredit Financial Services, Inc. and any of its affiliated entities and to own, hold, sell, transfer, pledge, finance or otherwise deal with pools of motor vehicle retail installment sale contracts or other loans secured by new or used motor vehicles (“Receivables”) and the collateral securing the Receivables, including, without limitation, security interests in the motor vehicles financed thereby, proceeds from claims on the insurance policies related thereto, and any proceeds or further rights associated with any of the foregoing (collectively, the “Other Conveyed Property”);

(b)     to enter into any agreement providing for the sale, transfer or pledge of the Receivables and the Other Conveyed Property to affiliated entities, affiliated trusts (the “Trusts”) or to indenture trustees;

(c)     to enter into any agreement relating to any Receivables and Other Conveyed Property that provides for the administration, servicing and collection of amounts due on such Receivables and Other Conveyed Property;

(d)     to purchase, sell or pledge any classes of asset-backed securities or certificates or other securities issued by any affiliated entities of the Trusts;

(e)     to enter into any agreement with an insurer or guarantor, relating to the insurance or guaranty of any asset-backed securities, certificates or other securities issued by the Corporation, any affiliated entity or the Trusts and which may include provisions for non-recourse obligations for reimbursement by the Corporation for payments made in connection with any such insurance or guaranty or the pledge of collateral for the benefit of an insurer or guarantor; and

(f)     to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under Chapter 78 of the NRS that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (a) through (f), above.

Article IV. Number of Shares. The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is one hundred (100) shares of Common Stock, par value of $0.01 per share.

Article V. RESERVED.

Article VI. Number of Directors; Current Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the Corporation which shall constitute the entire Board of Directors shall not be less than three (3) directors and not more than seven (7) directors. The exact number of directors is to be fixed, within such range, from time to time by resolution of the Board of Directors in the manner provided in the Bylaws.

Article VII. Independent Directors. At all times after the filing of the Original Articles, at least one director of the Corporation shall be an Independent Director.

“Independent Director” shall mean a director of the Corporation who shall not have been at the time of such Person’s appointment or at any time during the preceding five (5) years, and shall not be as long as such Person is a director of the Corporation (A) a director, officer, employee, partner, shareholder, member, manager or Affiliate of any of the following Persons (collectively, the “Independent Parties”) the Corporation or any of its subsidiaries or Affiliates (other than as an independent director or independent manager of an entity which is structured as a bankruptcy remote special purpose entity), (B) a supplier to any of the Independent Parties, (C) a Person controlling or under common control with any partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties, or (D) a member of the immediate family of any director, officer, employee, partner, shareholder, member, manager, Affiliate or supplier of any of the Independent Parties; (ii) has prior experience as an independent director for a corporation or limited liability company whose charter documents required the unanimous consent of all independent directors thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (iii) has at least three (3)

years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities.

“Affiliate” as used in this Article VII shall mean any entity other than the Corporation (i) which owns beneficially, directly or indirectly, 5% or more of the outstanding shares of voting securities of the Corporation, or (ii) of which 5% or more of the outstanding shares of its voting securities is owned beneficially, directly or indirectly, by any entity described in clause (i) above, or (iii) which is controlled by an entity described in clause (i) above, as the term “control” is defined under Section 230.405 of the Rules and Regulations of the Securities and Exchange Commission, 17 C.F.R. Section 230.405.

lf an Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Board of Directors of the Corporation shall be taken until a successor Independent Director is elected and qualified and approves such action. In the event of the death, incapacity, or resignation of an Independent Director, or a vacancy for any other reason, a successor Independent Director shall be appointed by the remaining directors of the Corporation. The Independent Director, in voting on matters subject to the approval of the Board of Directors of the Corporation, shall at all times take into account the interests of creditors of the Corporation in addition to the interests of the Corporation. No Independent Director may be removed unless his or her successor is appointed.

Article VIII. Directors’ Powers. With the consent in writing of the Independent Director or the Independent Directors, as the case may be (as that term is defined in Article VII), the directors shall have power to make and to alter or amend the Bylaws and to fix the amount to be reserved as working capital, provided that any such addition, alteration or amendment to the Bylaws shall not in any manner impair, or impair the intent of, Article Ill, Article VII, this Article VIII, Article XI, Article XII, Article XIV, Article XV or Article XVI.

The Bylaws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by law or the Bylaws or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the Corporation outside the State of Nevada, at such places as may be from time to time designated by the Bylaws or by resolution of the stockholders or directors, except as otherwise required by the laws of Nevada.

Article IX. Written Consent by Directors. An action required or permitted to be taken at a meeting of the Board of Directors of the Corporation may be taken by written consent signed, or counterparts of a written consent signed, in the aggregate by all of the directors.

Article X. Reliance on Books and Records. A director shall, in the performance of his duties, be fully protected in relying in good faith and with a view to the interests of the Corporation upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s directors, officers or employees, or committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected and reasonable care by or on behalf of the Corporation.

Article XI. Liability of Directors and Officers.

(a)     Without limiting the limitation of liability of directors and officers provided by NRS 78.138(7), a director or officer of the Corporation shall not be individually liable to the Corporation or its stockholders or creditors for any damages as a result of any act or failure to act in the person’s capacity as a director or officer unless it is proven that: (i) the act or failure to act constituted a breach of the person’s fiduciary duties as a director or officer; and (ii) the breach of those duties involved intentional misconduct, fraud or knowing violation of law. Any repeal or modification of this Article XI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(b)     No Independent Director serving pursuant to the requirements of Article VII shall, with regard to any act, or failure to act, in connection with any matters referred to in Articles VII or XIV, owe a fiduciary duty or other obligation to the stockholders (except as may be specifically required by the statutory law of any applicable jurisdiction); instead, such directors’ fiduciary duties and other obligations with regard to such matters shall be owed to the Corporation including, without limitation, the creditors of the Corporation. Every stockholder shall be deemed to have consented to the foregoing by virtue of such stockholder’s purchase of shares of capital stock of the Corporation, no further act or deed of any stockholder being required to evidence such consent.

Article XII. Internal Affairs. The Corporation will conduct its affairs in accordance with the following provisions:

(a)     the Corporation will maintain separate corporate records and books of account from those of any person or entity owning beneficially more than 50% of the outstanding shares of Common Stock of the Corporation, or from any of such owner’s subsidiaries or affiliates other than the Corporation;

(b)     the Corporation’s assets will not be commingled with those of any other corporation;

(c)     the Corporation or a stockholder will pay each person serving as an Independent Director (as that term is defined in Article VII) for such service and attendance at meetings of the Board of Directors as the Board of Directors deems appropriate from time to time;

(d)     the Corporation shall (i) conduct its own business in its own name; (ii) maintain separate financial statements; (iii) pay its own liabilities out of its own funds, provided that a stockholder may pay fees and expenses or indemnify parties pursuant to these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation or any purchase agreement, trust agreement, sale and contribution Agreement, sale and servicing agreement, underwriting agreement or other basic documents contemplated under Receivables financing transactions; (iv) observe all corporate formalities; (v) maintain an arms’-length relationship with its affiliates; (vi) pay the salaries of its own employees and maintain a sufficient number of employees in light of its contemplated business operations; (vii) hold itself out as a separate entity; (viii) correct any known misunderstanding regarding its separate identity; and (ix) maintain adequate capital in light of its contemplated business operations; and

(e)     except to the extent set forth in any purchase agreement, trust agreement, sale and contribution agreement, sale and servicing agreement, underwriting agreement or other basic documents contemplated under Receivables financing transactions, the Corporation shall not make any guarantees or loans or other indebtedness to third parties and no stockholder shall guaranty, become liable on or hold itself out as being liable for the debts of the Corporation, except that the Corporation will not be prohibited under this clause from paying a dividend to a stockholder, and a stockholder will not be prohibited under this clause from making any capital contribution (or similar capitalization) to the Corporation.

Article XIII. Meetings of Stockholders. Meetings of stockholders shall be held at such place, within or without the State of Nevada, as may be designated by or in the manner provided in the Bylaws or, if not so designated or provided, at the registered office of the Corporation in the State of Nevada. Elections of directors need not be by ballot unless and except to the extent that the Bylaws so provide. The books of the Corporation may be kept (subject to any provision contained in any applicable statute) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article XIV. Limitations on Actions. Notwithstanding any other provision of the Amended and Restated Articles of Incorporation, Bylaws or any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without (i) the affirmative vote of 100% of the members of the Board of Directors of the Corporation, including the affirmative vote of the Independent Director or Independent Directors required by Article VIII, and (ii) the affirmative vote of stockholders holding at least two-thirds (2/3) of the total number of outstanding shares of Common Stock of the Corporation, and (iii) as permitted by Chapter 78 of the NRS:

(a)     make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation; provided, that if there shall not be a director required by Article VII of these Amended and Restated Articles of Incorporation then in office and acting, a vote upon any matter set forth in this paragraph (a) of this Article XIV shall not be taken unless and until a director meeting the requirements of Article VII of these Amended and Restated Articles of Incorporation shall have been appointed and qualified;

(b)     amend, alter, change or repeal any provisions of these Amended and Restated Articles of Incorporation;

(c)     (i) engage in any business or activity other than as authorized by Article III hereof, (ii) dissolve or liquidate, in whole or in part or (iii) consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, or permit any entity to merge into it or convey, transfer or lease its properties and assets substantially as an entirety to it; or

(d)     until termination of any Trust in accordance with the terms thereof, institute proceedings for any Trust to be adjudged a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against any Trust, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of any Trust or a substantial part of its property, or cause or permit any Trust to make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or declare or effect a moratorium on its debt or take any action in furtherance of any such action.

Article XV. Indemnification.

(a)     Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgements, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expense of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director of officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

(b)     Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was or will in the future serve as a director or officer of the Corporation, or is or was serving or will in the future serve at the request of the Corporation as director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

(c)     The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Article XVI. Amendment, Alteration or Repeal. Subject to the provisions of Article XIV hereof, the Corporation reserves the right to amend, alter, or repeal any other provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

Article XVII. Duration. The Corporation is to have perpetual existence.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been executed by a duly authorized officer or this Corporation on this 1st day of March, 2023.

AFS SenSub Corp.

By:	/s/ Brandon Ellison
Name:	Brandon Ellison
Title:	Vice President, Corporate Counsel and Assistant Secretary